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                                                               EXHIBIT (a)(11)


CONTACT:  Tom Marder
(301) 380-2253
thomas.marder@marriott.com

COURTYARD BY MARRIOTT LIMITED PARTNERSHIP UNITHOLDERS APPROVE SETTLEMENT; MARRIOTT INTERNATIONAL AND ROCKLEDGE HOTEL PROPERTIES EXTEND TENDER OFFER UNTIL OCTOBER 19 FOR COURTYARD BY MARRIOTT LIMITED PARTNERSHIP AND COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP

WASHINGTON, D.C. - Oct. 17, 2000 - Marriott International, Inc. (NYSE:MAR) and Rockledge Hotel Properties, Inc. announced today that the unitholders of Courtyard by Marriott Limited Partnership ("Courtyard I") have overwhelmingly approved the merger and the amendments to the Courtyard I partnership agreement described in the Purchase Offer and Consent Solicitation previously sent to Courtyard I unitholders. Approximately 75% of the Courtyard I units eligible to vote voted in favor of the merger and the amendments to the partnership agreement. The solicitation period expired at 5:00 p.m., New York City time, on Monday, October 16, 2000. In addition, less than 10% of the Courtyard I unitholders elected to opt out of the settlement class, satisfying one of the few remaining conditions to the offers for units of limited partnership interest of Courtyard I and Courtyard by Marriott II Limited Partnership ("Courtyard II").

CBM I Holdings LLC and CBM II Holdings LLC, wholly owned subsidiaries of a joint venture between Marriott International and Rockledge Hotel Properties, have extended their offers to acquire all outstanding units of limited partnership interest of Courtyard I and Courtyard II to 5:00 p.m., New York City time, on Thursday, October 19, 2000. The offers were previously scheduled to expire at 5:00 p.m., New York City time, on Monday, October 16, 2000.

A court hearing to approve the Courtyard I settlement is currently scheduled to be held on October 19, 2000. The fairness of the Courtyard II settlement was approved by the court at a hearing held on Thursday, September 28, 2000.

According to Gemisys Corporation, the claims administrator for the purchase offers and consent solicitations, as of 5:00 p.m., New York City time on October 16, approximately 780 Courtyard I units and 1208 Courtyard II units have been tendered and not withdrawn pursuant to the purchase offers, representing more than 67% and 82% of the outstanding Courtyard I units and Courtyard II units, respectively.

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MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with over 2,000 operating units in the United States and 57 other countries and territories. Marriott Lodging operates and franchises hotels under the Marriott, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott, Ritz-Carlton and Horizons brands; operates Marriott Executive Apartments; provides furnished corporate housing through its ExecuStay by Marriott division; and operates conference centers. Other Marriott businesses include senior living communities and services, wholesale food distribution, procurement services, and The Ritz-Carlton

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Hotel Company LLC. The company is headquartered in Washington, D.C., and has approximately 149,000 employees. In fiscal year 1999, Marriott International reported systemwide sales of $17.7 billion. For more information or reservations, please visit Marriott International's website at www.marriott.com.
                                                               ----------------


ROCKLEDGE HOTEL PROPERTIES INC. is a Delaware corporation formed in connection with Host Marriott Corporation's (NYSE: HMT) reorganization of its business operations to qualify as a "real estate investment trust," or REIT, for federal income tax purposes. Host Marriott Corporation is a lodging real estate company which currently owns or holds controlling interests in 122 upscale and luxury hotel properties primarily operated under premium brands such as Marriott, Ritz-Carlton, Hyatt, Four Seasons, Hilton and Swissotel. Rockledge Hotel Properties and Host Marriott Corporation have their principal offices at 10400 Fernwood Road, Bethesda, Maryland 20817. For further information, please visit Host Marriott Corporation's website at www.hostmarriott.com.
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COURTYARD BY MARRIOTT LIMITED PARTNERSHIP is a Delaware limited partnership formed in 1986 which owns 50 Courtyard by Marriott hotels located throughout the United States which are managed by a subsidiary of Marriott International, Inc.

COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP is a Delaware limited partnership, formed in 1987, which owns 70 Courtyard by Marriott hotels located throughout the United States that are managed by a subsidiary of Marriott International, Inc.

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